ALPINE HIGH YIELD MANAGED DURATION MUNICIPAL FUND
EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made this 30th day of May, 2013 by and between Alpine Income Trust (the  “Trust”), on behalf of its series known as Alpine High Yield Managed Duration Municipal Fund (the “Fund”), and Alpine Woods Capital Investors, LLC (the “Adviser”):

W I T N E S S E T H:

WHEREAS,  the Trust is  registered as such under the  Investment  Company Act of 1940, as amended  (the “1940  Act”);  and an  open-end,  management  investment company; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment
Advisers Act of 1940, and will serve as the investment adviser of the Fund;

NOW, THEREFORE, the parties hereto agree as follows:

1.
The Adviser agrees to pay, waive or absorb the ordinary operating expenses of the Fund (including any fees or expense reimbursements payable to the Adviser or any affiliate of the Adviser  pursuant to this Agreement or any other agreement, but excluding interest,  brokerage commissions, acquired fund fees and expenses and extraordinary expenses of the Fund) (“Operating Expenses”), which exceed the aggregate per annum rate of 1.05% of the Fund's Class A Shares average net assets and 0.80% of the Institutional Class’ average net assets (the “Expense Limitation”).

2.
The Expense Limitation will remain in effect unless and until the Board of Trustees of the Trust approves its modification or termination; provided, however, that the Expense  Limitation will terminate in the event that the investment advisory agreement in effect between the Trust on behalf of the Fund and the Adviser (or an affiliate of the Adviser) is  terminated by the Trust without the consent of the Adviser or in the event such agreement terminates due to an assignment and a new investment advisory agreement with the Adviser (or an affiliate of the Adviser) does not become effective upon such termination.

3.
The Trust, on behalf of the Fund, agrees to carry forward for a period not to exceed three (3) years from the date such expense is paid, waived or absorbed by the Adviser, and to reimburse the Adviser out of assets belonging to the Fund for, any Operating Expenses of the Fund in excess of the Expense Limitation that are paid or assumed by the Adviser  pursuant to this Agreement.  Such reimbursement will be made as promptly as possible,  and to the maximum extent permissible, without causing the Operating Expenses of the Fund for any year to exceed the Expense Limitation.  This agreement of the Trust to  reimburse the Adviser for excess expenses of the Fund paid, waived or absorbed by the Adviser shall terminate in the event the Adviser or any affiliate of the Adviser terminates  any agreement now in effect between the Trust on behalf of the Fund and the Adviser (or any affiliate of the Adviser) without the consent of the Trust (other than a termination resulting from an assignment).

4.
This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act.  To the extent the applicable law of the State of New York, or any of the  provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

5.
The Declaration of Trust states and notice is hereby given that this Agreement is not executed on behalf of the Trustees of the Trust as individuals, and the obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property  of the Fund.

6.	This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

ALPINE INCOME TRUST

By:	/s/ Ronald G. Palmer
Name:	Ronald G. Palmer
Title:	Chief Financial Officer

ALPINE WOODS CAPITAL INVESTORS, LLC

By:	/s/ Samuel A. Lieber
Name:	Samuel A. Lieber
Title:	Chief Executive Officer

ALPINE HIGH YIELD MANAGED DURATION MUNICIPAL FUND
EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

Effective May 30, 2013

EXHIBIT A

FUND AND CLASS	OPERATING EXPENSE LIMIT

Alpine High Yield Managed Duration	1.05%
Municipal Fund – Class A Shares

Alpine High Yield Managed Duration	0.80%
Municipal Fund – Institutional Class